Exhibit 2.2
AMENDMENT NO. 1
TO
AGREEMENT AND PLAN OF MERGER
     This Amendment No. 1 (this “Amendment”) to the Agreement and Plan of Merger (the “Agreement”) dated as of October 22, 2005 by and among Skilled Healthcare Group, Inc., a Delaware corporation (the “Company”), SHG Holding Solutions, Inc., a Delaware corporation (“Buyer”), Heritage Partners Management Company, LLP (the “Agent”), and Heritage Fund II, L.P., a Delaware limited partnership and Heritage Investors II, L.L.C., a Delaware limited liability company (collectively, the “Warrantholders”), solely with respect to Sections 1.7, 1.9, 1.11 and Article 6 relating to the Warrants, is entered into effective as of December ___, 2005 by and among Buyer, Company and Agent. Capitalized terms used herein and not otherwise defined shall have the respective meanings given to them in the Agreement.
Introduction
     WHEREAS, in connection with the Closing, Agent has distributed to all Securityholders a letter of transmittal in the form of Exhibit A hereto that includes a substitute Form W-9 containing a certification of non-foreign status (the “Non-Foreign Certification”);
     WHEREAS, the parties wish to facilitate withholding on distributions to Securityholders who have not provided a Non-Foreign Certification; and
     WHEREAS, Buyer, Company and Agent, acting in accordance with Sections 8.3 and 8.16 of the Agreement, wish to amend the Agreement as set forth below;
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
     1. Amendment to Section 1.10(f). Section 1.10(f) of the Agreement is hereby amended by adding the following new sentences after the first sentence thereof:
“Without limiting the generality of the foregoing, Agent shall not distribute any amounts or payments to any Securityholder who has not previously submitted an executed Non-Foreign Certification unless Agent shall have first remitted 10% of the amount to be distributed to such Securityholder, including 10% of such Securityholder’s pro rata portion of the General Escrow Fund and the Tax Escrow Fund (the “Specified Amount”), to the Surviving Corporation to enable the Surviving Corporation to make withholding tax payments to the applicable tax or other authorities (such obligation of Agent under this sentence being referred to herein as the “Agent’s Foreign Person Obligation”). As soon as practicable, but in no event later than three days following receipt by the Surviving Corporation of the Specified Amount from Agent, the Surviving Corporation shall apply such Specified Amount to make the required withholding tax payments to the applicable tax or other authorities in satisfaction of any requirements to withhold and pay any such amounts pursuant to Section 1445 of the Code (such obligation of Surviving Corporation being referred to herein as the “Surviving Corporation’s Withholding Obligation”).”
     2. Indemnification. The following new Section 6.5 is hereby added to the Agreement (and the section previously numbered 6.5 is hereby renumbered as Section 6.6):
     “6.5 Indemnification for Foreign Person Withholding.
     (a) From and after the Closing, Agent, on behalf of the Securityholders, shall indemnify Buyer and Surviving Corporation and hold them harmless against and in respect of any and all Losses of Buyer and Surviving Corporation that arise or result from any obligation of Buyer pursuant to Section 1445 of the Code (and the Treasury Regulations issued thereunder) to withhold and remit any portion of the Closing Merger Consideration payable to or for the benefit of any Securityholder who has not, on or before the Closing Date submitted to Buyer an executed Non-Foreign Certification; provided, however, that Agent shall have no such obligation to indemnify Buyer and Surviving Corporation if such Losses result from Surviving Corporation’s failure to comply with Surviving Corporation’s Withholding Obligation. Notwithstanding anything to the contrary contained in this Agreement, (i) the indemnification obligation contained in this Section 6.5(a) shall survive the Closing and (ii) in addition to Agent’s direct indemnification obligation (on behalf of the Securityholders) to Buyer and Surviving Corporation under this Section 6.5(a), the cash retained by the Escrow Agent pursuant to the Escrow Agreement shall be available to indemnify Buyer and Surviving Corporation for any Losses to which they are entitled to indemnification under this Section 6.5(a) without regard to the limitations contained in Section 6.2 or the procedures contained in Section 6.4(b).
     (b) From and after the Closing, Buyer and the Surviving Corporation shall indemnify the Securityholders and hold them harmless against and in respect of any and all Losses of the Securityholders which arise or result from any failure by the Surviving Corporation to comply with Surviving Corporation’s Withholding Obligation. Notwithstanding anything to the contrary contained in this Agreement, the indemnification obligation contained in this Section 6.5(b) shall survive the Closing and not be subject to the procedures contained in Section 6.4(b).
     (c) After the Closing, (i) Agent shall promptly provide to Buyer and Surviving Corporation copies of any Non-Foreign Certifications received by Agent from Securityholders after the Closing Date and (ii) Buyer and Surviving Corporation shall promptly provide to Agent any correspondence, filings, tax returns or other documents or reports relating to Buyer’s and Surviving Corporation’s payment to any taxing authority of any Specified Amounts.”
     3. Miscellaneous. This Amendment may be executed in one or more counterparts and may be delivered via facsimile, each of which shall be deemed an original and all of which taken together shall constitute one and the same Amendment. Except to the extent specifically amended hereby, the Agreement shall be unaffected hereby and shall remain in full force and effect. Each of the parties hereto hereby acknowledges, confirms and ratifies its respective obligations under the Agreement. The parties hereto acknowledge and confirm that for all purposes of the Agreement, the term “Agreement” shall mean the Agreement as amended by and through the date of this Amendment and as further amended and from time to time hereafter.
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     IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed as a sealed instrument as of the date first above written.

BUYER:	COMPANY:

SHG HOLDING SOLUTIONS, INC.	SKILLED HEALTHCARE GROUP, INC.

By	By

(title)	(title)

AGENT:

HERITAGE PARTNERS MANAGEMENT COMPANY, LLP

By

(title)